FORM  8-K



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549



CURRENT REPORT PURSUANT SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934



DATE OF REPORT:  December 30, 1996



Commission File No. 0-10585



                     Mid Am, Inc.
(Exact Name of Registrant as Specified in its Charter)



               Ohio                      34-1580978
State of Other Jurisdiction of          (IRS Employer
Incorporation or Organization)      Identification Number)



222 South Main Street, Bowling Green, Ohio         43402
(Address of Principal Executive Office)         (Zip Code)



        (419) 352-5271
(Registrant's Telephone Number)










ITEM 5:   OTHER EVENTS


On December 19, 1996, Mid Am, Inc. (the "Registrant") reported that it has entered an agreement with a leading credit card issuer to provide credit card services to its affiliate bank customers. The transaction included the sale of substantially all of the Registrant's credit card balances effective December 12, 1996. Mid Am, Inc. recorded a net pretax gain of approximately $4.5 million as a result of the sale.

Attached hereto as Exhibit 1 is a copy of the Registrant's press release dated December 19, 1996, which reported the gain on transfer of credit card balances.





































SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



MID AM, INC
Registrant



/s/ W. Granger Souder



W. Granger Souder
Executive Vice President / General Counsel



Date:  December 30, 1996


























MID AM, INC.



EXHIBIT INDEX



Exhibit No.         Description                      Page Number

    (1)             Mid Am, Inc. Reports Gain on
                    Transfer of Credit Card Balances      5







































EXHIBIT NO. 1




FOR IMMEDIATE RELEASE


Contact:  Dennis L. Nemec
          Executive Vice President and Chief Financial Officer
          Mid Am, Inc.
          (419) 373-6467

          or

          David L. Mead
          Senior Vice President, Finance
          Mid Am, Inc.
          (419) 373-6174



MID AM, INC. REPORTS GAIN ON TRANSFER OF CREDIT CARD BALANCES


December 19, 1996 (Bowling Green, Ohio; NASDAQ: MIAM and MIAMP) Mid Am, Inc. announced today that it has entered an agreement with a leading credit card issuer to provide credit card services to its affiliate bank customers. The agreement enables Mid Am to provide highly competitive credit card products, with features such as 24-hour toll free personalized customer service, payment holidays and low minimum payments, and an optional travel rewards program in which participants will earn points redeemable for airline tickets, car rentals and hotel stays. Edward J. Reiter, Chief Executive Officer of Mid Am, Inc., stated that "as a result of this alliance, we have ensured that our customers will continue to have access to the state of the art products and quality service they have come to expect from Mid Am."



                      -  more  -









The transaction included the sale of substantially all of Mid
Am's credit card balances effective December 12, 1996. Mid Am recorded a net pretax gain of approximately $4.5 million as a result of the sale.

Mid Am, Inc. is a $2.1 billion financial services holding company headquartered in Bowling Green, Ohio. The Company's affiliates include Mid American National Bank & Trust Company, Toledo; First National Bank Northwest Ohio, Bryan; American Community Bank, N.A., Lima; AmeriFirst Bank, N.A., Xenia and Cincinnati; Adrian State Bank, Adrian, Michigan; Mid Am Recovery Services, Inc., Clearwater, Florida; MFI Investments Corp, Bryan; Mid Am Credit Corp, Columbus; and Mid Am Information Services, Inc., Bowling Green, the Company's technology and operations affiliate.



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